EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RXi Pharmaceuticals Corporation
Worcester, MA
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-167025) and Form S-8 (Nos. 333-153847) and 333-151154) of RXi Pharmaceuticals Corporation of our report dated April 15, 2011, relating to the financial statements which appear in this Form 10-K.
/s/ BDO USA, LLP
Boston, MA
April 15, 2011